EXHIBIT 10.16

EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

This Employment and Confidentiality Agreement is made on July 15, 1999, between Indus International, Inc., a Delaware Corporation (Indus), and Mark Hoey, ("EMPLOYEE").

WITNESSETH:

WHEREAS, Indus desires to employ EMPLOYEE; and

WHEREAS, EMPLOYEE desires to accept employment as the Vice President of Business Management with Indus for the purpose of developing the business of said corporation on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. Purpose of Agreement

(a) This Agreement shall supersede any and all prior employment and/or services agreements, contracts or discussions between the parties and shall be the sole agreement governing their relationship. This agreement sets forth the terms and conditions governing the employment relationship between Indus and EMPLOYEE from and after the date hereof.

(b) Should any approval by, or registration or filing with, any public or regulatory agency be required as a condition of any provision hereof being lawful or enforceable, said provision shall be of no force or effect until and when all required registrations, filing and approvals have been completed and obtained.

2. Employment Services

Indus hereby employs EMPLOYEE and EMPLOYEE accepts employment as a full-time EMPLOYEE to Indus at EMPLOYEE's annual salary of $200,000.00, payable in equal sums on a semi- monthly basis. In addition to the above salary, the following compensation will be paid to EMPLOYEE:
  A one-time signing bonus of $25,000 less applicable taxes, to be paid within thirty (30) days of employment date.
  For meeting goals and performance objectives established for the EMPLOYEE, an incentive bonus for 1999 will be paid pro-rated for Q3, based on employment date and mutually agreeable goals and objectives.

(a) EMPLOYEE shall, for the compensation specified above, perform all duties assigned by Indus including without limitation those goals and obligations of Indus' Business Plan which are appropriate to the EMPLOYEE.

(b) EMPLOYEE while employed shall devote EMPLOYEE's full time to the business of Indus, and shall not undertake any activity in conflict with or detrimental to Indus.

3. Benefits

(a) EMPLOYEE shall, while employed, receive such medical and dental, life and disability insurance coverage as provided for in Indus' qualified medical plan.

(b) EMPLOYEE shall, while employed, be provided twenty (20) working days of paid time off (PTO) each year. PTO shall accumulate at the rate of 1.66 days per month of employment. The maximum number of days which may be accumulated is forty (40). No days shall be earned while accumulated balance is forty (40).

(c) Indus will observe eight (8) paid holidays each year. A schedule of paid holidays will be published at the beginning of each year.

(d) EMPLOYEE shall, while employed, be enrolled in Indus' qualified retirement plan upon completion of the plan's eligibility period.

(e) EMPLOYEE shall, while employed, be covered by Indus' Directors and Officers liability insurance plan.

(f) EMPLOYEE shall receive 125,000 stock options valued at the strike price on the date of employment, and vesting at twenty-five (25%) on employment date and twenty-five (25%) per year, thereafter, until fully vested. Should there be a change of control of Indus International, all remaining outstanding options shall immediately vest.

4. Relocation

(a) In the event that Indus requires EMPLOYEE to relocate the EMPLOYEE'S residence as part of the terms of employment, Indus shall reimburse EMPLOYEE for actual moving expenses incurred as a result of the required relocation.

(b) EMPLOYEE shall provide to Indus written estimates from moving companies, as specified in the Indus relocation policy. Indus will then select the company with which EMPLOYEE may contract.

(c) In the event that EMPLOYEE voluntarily terminates employment with Indus within twenty four (24) months of the effective date of relocation, EMPLOYEE shall repay Indus, on a pro-rata basis, for any relocation reimbursements previously collected by EMPLOYEE.

5. Change of Control

In the case of a change of control of Indus International within twelve (12) months of EMPLOYEE'S employment date which results in a change of employment circumstances for EMPLOYEE, that materially and adversely impacts EMPLOYEE, and whereby EMPLOYEE is demoted with a reduction in responsibility and compensation, or EMPLOYEE is required to relocate to an undesirable location, then Indus, if EMPLOYEE terminates employment, will pay EMPLOYEE six (6) months of base pay, over a period of twelve (12) months in twenty-four (24) semi-monthly installments, beginning thirty (30) days from date of termination.

6. Confidential Information

EMPLOYEE understands that Indus possesses valuable confidential information, as defined below, to which EMPLOYEE may have access in the performance of job duties. EMPLOYEE is responsible for maintaining the confidentiality of the such information.

(a) Definition

Confidential information consists of all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the business of Indus or its clients, suppliers, joint venturers, licensors, licensees, distributors and other persons and entities with whom Indus does business, including without limitation any formula, pattern, compilation, program, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Examples of Indus' confidential information include, but are not limited to, the names of other persons, firms, partnerships, associations, corporations or business organizations, entities or enterprises having business dealings with Indus, the business of Indus, any trade secret, know- how, or knowledge relating to the manufacturing, sales or marketing techniques, or financial data of Indus.

(b) General Restrictions on Use

All confidential information should be accessed by EMPLOYEE on a need-to-know basis only. EMPLOYEE will not disclose or use at any time, either during or after employment, any confidential information except for the exclusive benefit of Indus as necessary for the performance of EMPLOYEE's duties for Indus. Any breach of this policy will not be tolerated and may result in disciplinary action, up to and including termination. Legal action also may be taken against employees or former employees who breach this confidentiality policy.

Upon termination of employment for any reason, EMPLOYEE will immediately provide to Indus all materials in whatever form in his or her possession or control, including all copies, that include or disclose Indus' confidential information.

At all times after employment terminates for any reason, EMPLOYEE shall not use or reveal any confidential information, as defined above, or trade secret of Indus for any purpose without the express prior written consent of Indus. As used herein, trade secret shall be deemed to include every thing or concept possible of protection under California Civil Code 3426.1(d) as it now exists or may hereafter including without limitation the names of (i) any person or entity with whom Indus had any contractual relationship or for whom it rendered services or sold any product within the 12 months before cessation of employment, or (ii) any person or entity whose business was solicited by Indus within the 12 months before cessation of employment.

(c) Interference with Business

EMPLOYEE acknowledges that the performance of activities prohibited by this subsection would necessarily involve the use or disclosure of Indus' confidential information or trade secrets in breach of the above provisions, but that proof of such breach would be extremely difficult. In consideration of employment under this Agreement and in order to prevent breach of this section, EMPLOYEE agrees not to act in contravention of the following subsections.

(1) Customers and Suppliers

EMPLOYEE shall not at any time during the term of this Employment Agreement or for a twelve (12) month period immediately following the termination of employment with Indus, disclose to any person, firm, partnership, association, corporation or business organization, entity or enterprise the names of suppliers to or customers of or the names of other persons, firms, partnerships, associations, corporations or business organizations, entities or enterprises having business dealings with Indus, the business of Indus, any trade secret, know-how, or knowledge relating to the manufacturing, sales or marketing techniques, or financial data of Indus.

EMPLOYEE further shall not, for the benefit of EMPLOYEE or any third party, at any time during the term of this Agreement or for a twelve (12) month period thereafter, divert or attempt to divert any business of any kind from Indus, including without limitation the solicitation of or interference with any of Indus' customers or suppliers.

(2) Indus' Employees and Contractors

EMPLOYEE shall not at any time during the term of this Employment Agreement or for a twelve (12) month period immediately following the termination of employment with Indus, employ or solicit for employment any person employed by Indus or with whom Indus has a contract for the provision of services.

7. Bonus Pool

The Board of Directors of Indus intends, but shall have no contractual or enforceable obligation to, from time to time as determined solely by the Board of Directors, designate a "bonus pool" and distribute, in cash, to the employees and shareholder(s) of Indus, that portion of the bonus pool as determined by the Board of Directors of Indus, taking into account the recommendation of the operating officers thereof (as designated by the Board of Directors).

8. Severability

If any provision of this Agreement is for any reason unenforceable or void as set forth herein, such provision shall be deemed modified if possible or severed from the balance of this Agreement to the extent required to eliminate only such portions or applications as are either unenforceable or void, but otherwise shall remain in full force and effect.

9. Notice

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail, postage prepaid, to the addresses set forth below:

To Indus: Indus International, Inc.
60 Spear Street
San Francisco, CA 94105

To EMPLOYEE: Mark Hoey
18 White Rock Trail
Lucas, TX 75002

Either party may change the address for giving of notices by notice given pursuant to this paragraph.

10. Waiver

The waiver by one party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any prior, subsequent, or other breach of any such provision hereof.

11. Entire Agreement, Captions

This Agreement contains the entire agreement of the parties relating to the matters set forth herein and may be amended only by a writing signed by Indus and EMPLOYEE. Paragraph captions are for the convenience of the parties and are not a part of this Agreement.

12. Effective Date and Term

EMPLOYEE acknowledges that there is no agreement, express or implied, between EMPLOYEE and Indus for any specific period of employment, any specific position of employment, or for continuing or long- term employment. EMPLOYEE and Indus each have a right to terminate employment, with or without cause, at any time. EMPLOYEE acknowledges that this "at-will" employment relationship constitutes the entire agreement between the parties with respect to the nature of the employment relationship, the employee's position, the duration of employment and the termination of employment, and that it supersedes any and all previous oral or written communications, representations or agreements, express or implied. This at-will agreement may be altered only in writing in an agreement written expressly for that purpose after the date of this Agreement and signed by EMPLOYEE and Indus' President.

13. Attorneys' Fees

In the event of a dispute hereunder, the prevailing party shall be entitled to recover attorneys' fees and costs as awarded by a court.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Indus International, Inc.

By: Robert A. Pocsik

Senior Vice President

Human Resources & Administration

Date

MARK HOEY	Date